Exhibit 99.1

Contacts:
Dan Petro, CFA, Director of Corporate Development and Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Pioneer Energy Services
Reports Second Quarter 2016 Results
SAN ANTONIO, Texas, July 28, 2016 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended June 30, 2016.
Consolidated Financial Results
Revenues for the second quarter of 2016 were $62.3 million, down 17% from revenues of $75.0 million in the first quarter of 2016 (“the prior quarter”) and down 54% from revenues of $135.0 million in the second quarter of 2015 (“the year-earlier quarter”). The decline from the year-earlier quarter was due to reduced activity and pricing as a result of lower demand for our services resulting from lower oil and gas prices.
Net loss for the second quarter of 2016 was $30.0 million, or $0.46 per share, compared with net loss of $27.7 million, or $0.43 per share, in the prior quarter and net loss of $77.3 million, or $1.20 per share, in the year-earlier quarter. The net loss for the second quarter of 2016 includes a $9.8 million valuation allowance taken against deferred tax assets primarily related to domestic and foreign net operating losses. While these net operating losses have been reserved in our financial statements, they have not expired and remain available to offset future taxable income.
Excluding valuation allowance adjustments on deferred tax assets and the after-tax impact of loss on extinguishment of debt, our Adjusted Net Loss(1) for the second quarter was $20.0 million and Adjusted EPS(2) was a loss of $0.31 per share. This compares to Adjusted Net Loss of $19.1 million, or $0.30 per share, in the prior quarter and Adjusted Net Loss of $11.7 million, or $0.18 per share, for the year-earlier quarter, which exclude valuation allowance adjustments on deferred tax assets and the after-tax impact of impairment charges.
Second quarter Adjusted EBITDA(3) was $3.6 million, down from $6.4 million in the prior quarter and down from $35.2 million in the year-earlier quarter. Second quarter Adjusted EBITDA was down from the prior quarter primarily due to lower revenues from rigs that were earning but not working.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $28.0 million in the second quarter, a 16% decrease from the prior quarter and a 52% decrease from the year-earlier quarter. Drilling rig utilization was 39% for the second quarter, down from 46% in the prior quarter and 63% in the year-earlier quarter.
Average drilling revenues per day were $25,188 in the second quarter, roughly flat with $25,331 in the prior quarter and down from $27,596 in the year-earlier quarter. Drilling Services Segment margin(4) per day(5) was $11,879 in the second quarter, down slightly from $12,018 in the prior quarter and down from $12,132 in the year-earlier quarter. The decrease in Drilling Services Segment margin per day from the prior quarter was primarily due to reduced revenues from rigs that were earning but not working. The decrease in Drilling Services Segment margin per day in the second quarter as compared to the year-earlier quarter was primarily due to reduced revenues from rigs that were earning but not working and reduced utilization in Colombia.
Since late 2014, term contracts for 19 of our drilling rigs were terminated early, including three that were terminated in early 2016. We recognized early termination revenue of $7.1 million and $4.4 million during the first and second quarters of 2016, respectively, and we will recognize the remaining balance of $1.8 million during the third quarter of 2016.
We currently have 11 domestic drilling rigs earning revenues, seven of which are under term contracts. Three of our eight drilling rigs in Colombia are currently under term contracts, but are on standby and not earning revenue.

Production Services Segment
Revenue for the Production Services Segment was $34.3 million in the second quarter, down 18% from the prior quarter and down 55% from the year-earlier quarter due to decreased activity and pricing for our services. Production Services Segment margin(4) as a percentage of revenue was 16% in the second quarter, down from 17% in the prior quarter and down from 31% in the year-earlier quarter. Production Services Segment margin was down as compared to the prior quarter due to continued weakness in activity and pricing, partially offset by the full impact of actions we took previously to reduce our cost structure. Well servicing average pricing was $485 per hour in the second quarter, down from $519 in the prior quarter and $595 in the year-earlier quarter. Well servicing rig utilization was 40% in the second quarter, down from 44% in the prior quarter and 73% in the year-earlier quarter. Coiled tubing utilization was 20% in the second quarter, down from 24% in both the prior and year-earlier quarters. Higher than normal levels of rain with associated flooding impacted operations in April and May.
Comments from Our President and CEO
"As expected, industry conditions remained challenging during the second quarter, but we were pleased to see some early signs of improving activity levels,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services. “Opportunities in the drilling segment finally began to emerge in the second quarter. A rig that came off of a long-term contract in the first quarter has continued working and is expected to remain contracted through the end of the year in the Permian. In addition, an earning-not-working rig was relocated from the Bakken to the Permian and is expected to remain busy all year as well. In Appalachia, a one-year term contract expired and was renewed for an additional year, and we expect to contract up to two additional rigs from the Bakken into other markets by the end of the third quarter of 2016. While we are receiving a modestly higher level of inquiries for our drilling services, pricing remains very competitive, and current dayrates remain depressed.
"In Colombia, our rigs remained idle during the quarter; however, as in the U.S., bidding activity is increasing. We anticipate that one or two rigs will go back to work by the fourth quarter of 2016.
“In our Production Services Segment, late in the second quarter, we saw bidding and activity pick up in our wireline business, and to a lesser extent, our well servicing business. Our coiled tubing business remained soft in the quarter. We expect to see continued bidding and utilization increases with an improvement in commodity prices. July has been softer given the July 4th holiday and the recent pullback in oil prices, but customers are indicating an uptick in activity in the coming months. We will continue to manage our costs to ensure we are properly positioned with our premium equipment and solid customer relationships to fully benefit from improvements in market conditions.
“In June, we successfully amended our revolving credit facility to ensure we maintain adequate liquidity and sufficiently flexible covenant provisions should the market remain challenged. Given our outlook and the recent credit facility amendment, we feel we are positioned to actively participate in the market upturn while maintaining adequate liquidity. We continue to believe that we should be able to fund most, if not all, of our capital needs in 2016 from operating cash flow and with proceeds from the sale of some SCR drilling rigs.”
Third Quarter 2016 Guidance
In the third quarter of 2016, drilling rig utilization is estimated to average 35% to 38%. Drilling Services Segment margin is estimated to be approximately $7,800 to $8,200 per day, which includes recognition of $1.8 million of revenues from rigs earning early termination revenue but not working as well as approximately $1.0 million in mobilization costs for three drilling rigs. Production Services Segment revenue in the third quarter is estimated to be up approximately 10% to 15% compared to the second quarter of 2016 reflecting an anticipated increase in customer spending. Production Services Segment margin is estimated to be 17% to 19% of revenues in the third quarter.
Liquidity
Working capital at June 30, 2016 was $33.3 million, down from $45.2 million at December 31, 2015. Our cash and cash equivalents were $14.6 million, up from $14.2 million at year-end 2015.
The increase in cash and cash equivalents during the six months ended June 30, 2016 is primarily due to $13.6 million of cash provided by operating activities, which includes early termination payments received on certain drilling contracts, and $0.8 million of proceeds from the sale of assets, mostly offset by $13.2 million of cash used for purchases of property and equipment and $0.8 million for the payment of debt issuance costs. We currently have $17.3 million in committed letters of credit and $95.0 million outstanding under our $175 million revolving credit facility.
Capital Expenditures
Cash capital expenditures in the second quarter were $7.7 million, including capitalized interest. Capital expenditures for 2016 are now estimated to be $27 million to $29 million.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate in the conference call, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call and will be accessible until August 4. To access the replay, dial (201) 612-7415 and enter the pass code 13639986.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.

Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under our senior secured revolving credit facility and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2015, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net loss represents net loss as reported adjusted to exclude impairment charges, loss on extinguishment of debt, and the related tax benefit, net of valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, any loss on extinguishment of debt and any impairments. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net loss as reported is included in the tables to this news release.

(4)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. Drilling Services Segment margin and Production Services Segment margin are non-GAAP financial measures which we consider to be important supplemental measures of operating performance. Our management uses these measures to facilitate period-to-period comparisons in operating performance of our reportable segments. We believe that Drilling Services Segment margin and Production Services Segment margin are useful to investors and analysts because they provide a means to evaluate the operating performance of the segments on an ongoing basis using criteria that are used by our internal decision makers. Additionally, the use of these measures highlights operating trends and aids in analytical comparisons. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net loss as reported is included in the tables to this news release.

(5)
Drilling Services Segment margin per day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day. This news release also included a forward-looking non-GAAP financial measure, Drilling Services Segment margin per revenue day for the third quarter of 2016, which as previously described, is a calculation of revenues less operating costs, divided by the number of revenue days, and therefore excludes all other costs or income (including but not limited to bad debt (expense) recovery, gain (loss) on dispositions of property and equipment, impairment charges, other income (expense) and income tax expense or benefit. No reconciliation of this forward-looking non-GAAP financial measure was included in the news release due to the variability and difficulty in making an accurate forecast and projection of the excluded information referenced above. Accordingly, we do not believe that reconciling information for such forward-looking non-GAAP financial measure would be meaningful.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015

Revenues:
Drilling services	$27,959	$58,559	$33,184	$61,143	$156,974
Production services	34,331	76,452	41,768	76,099	171,851
Total revenues	62,290	135,011	74,952	137,242	328,825

Costs and expenses:
Drilling services	14,773	32,815	17,440	32,213	95,111
Production services	28,742	53,106	34,849	63,591	121,874
Depreciation and amortization	28,922	38,489	29,824	58,746	80,271
General and administrative	15,258	18,363	16,508	31,766	40,223
Bad debt expense (recovery)	112	394	(55)	57	713
Impairment charges	—	71,329	—	—	77,319
Loss (gain) on dispositions of property and equipment	508	(4,377)	(600)	(92)	(3,244)
Total costs and expenses	88,315	210,119	97,966	186,281	412,267
Loss from operations	(26,025)	(75,108)	(23,014)	(49,039)	(83,442)

Other (expense) income:
Interest expense, net of interest capitalized	(6,375)	(5,245)	(6,254)	(12,629)	(10,700)
Loss on extinguishment of debt	(299)	—	—	(299)	—
Other	718	486	(389)	329	(2,194)
Total other expense	(5,956)	(4,759)	(6,643)	(12,599)	(12,894)

Loss before income taxes	(31,981)	(79,867)	(29,657)	(61,638)	(96,336)
Income tax benefit	1,990	2,586	1,958	3,948	7,036
Net loss	$(29,991)	$(77,281)	$(27,699)	$(57,690)	$(89,300)

Loss per common share:
Basic	$(0.46)	$(1.20)	$(0.43)	$(0.89)	$(1.39)
Diluted	$(0.46)	$(1.20)	$(0.43)	$(0.89)	$(1.39)

Weighted-average number of shares outstanding:
Basic	64,781	64,342	64,576	64,679	64,168
Diluted	64,781	64,342	64,576	64,679	64,168

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2016	December 31, 2015
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$14,578	$14,160
Receivables, net of allowance for doubtful accounts	58,879	79,816
Inventory	8,640	9,262
Assets held for sale	4,513	4,619
Prepaid expenses and other current assets	5,889	7,411
Total current assets	92,499	115,268

Net property and equipment	654,794	702,585
Intangible assets, net of accumulated amortization	1,166	1,944
Deferred income taxes	15	18
Other long-term assets	2,050	2,178
Total assets	$750,524	$821,993

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,077	$16,951
Deferred revenues	2,848	6,222
Accrued expenses	43,294	46,869
Total current liabilities	59,219	70,042

Long-term debt, less debt issuance costs	387,551	387,217
Deferred income taxes	15,100	17,520
Other long-term liabilities	3,508	4,571
Total liabilities	465,378	479,350
Total shareholders’ equity	285,146	342,643
Total liabilities and shareholders’ equity	$750,524	$821,993

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2016	2015

Cash flows from operating activities:
Net loss	$(57,690)	$(89,300)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	58,746	80,271
Allowance for doubtful accounts, net of recoveries	57	713
Gain on dispositions of property and equipment, net	(92)	(3,244)
Stock-based compensation expense	2,065	1,240
Amortization of debt issuance costs	844	827
Loss on extinguishment of debt	299	—
Impairment charges	—	77,319
Deferred income taxes	(4,348)	(8,267)
Change in other long-term assets	102	1,018
Change in other long-term liabilities	(1,063)	(1,606)
Changes in current assets and liabilities	14,676	62,800
Net cash provided by operating activities	13,596	121,771

Cash flows from investing activities:
Purchases of property and equipment	(13,240)	(84,027)
Proceeds from sale of property and equipment	812	34,538
Proceeds from insurance recoveries	—	227
Net cash used in investing activities	(12,428)	(49,262)

Cash flows from financing activities:
Debt repayments	—	(45,002)
Debt issuance costs	(809)	(5)
Proceeds from exercise of options	183	753
Purchase of treasury stock	(124)	(711)
Net cash used in financing activities	(750)	(44,965)

Net increase in cash and cash equivalents	418	27,544
Beginning cash and cash equivalents	14,160	34,924
Ending cash and cash equivalents	$14,578	$62,468

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015

Drilling Services Segment:
Revenues	$27,959	$58,559	$33,184	$61,143	$156,974
Operating costs	14,773	32,815	17,440	32,213	95,111
Drilling Services Segment margin(1)	$13,186	$25,744	$15,744	$28,930	$61,863

Average number of drilling rigs	31.0	37.0	31.0	31.0	41.6
Utilization rate	39%	63%	46%	43%	74%

Revenue days - working	928	1,393	1,014	1,942	4,401
Revenue days - earning but not working	182	729	296	478	1,178
Total revenue days	1,110	2,122	1,310	2,420	5,579

Average revenues per day	$25,188	$27,596	$25,331	$25,266	$28,137
Average operating costs per day	13,309	15,464	13,313	13,311	17,048
Drilling Services Segment margin per day(2)	$11,879	$12,132	$12,018	$11,955	$11,089

Production Services Segment:
Revenues	$34,331	$76,452	$41,768	$76,099	$171,851
Operating costs	28,742	53,106	34,849	63,591	121,874
Production Services Segment margin(1)	$5,589	$23,346	$6,919	$12,508	$49,977

Combined:
Revenues	$62,290	$135,011	$74,952	$137,242	$328,825
Operating costs	43,515	85,921	52,289	95,804	216,985
Combined margin	$18,775	$49,090	$22,663	$41,438	$111,840

Net loss as reported	$(29,991)	$(77,281)	$(27,699)	$(57,690)	$(89,300)
Adjusted EBITDA(3)	$3,615	$35,196	$6,421	$10,036	$71,954

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. Drilling Services Segment margin and Production Services Segment margin are non-GAAP financial measures which we consider to be important supplemental measures of operating performance. Our management uses these measures to facilitate period-to-period comparisons in operating performance of our reportable segments. We believe that Drilling Services Segment margin and Production Services Segment margin are useful to investors and analysts because they provide a means to evaluate the operating performance of the segments on an ongoing basis using criteria that are used by our internal decision makers. Additionally, the use of these measures highlights operating trends and aids in analytical comparisons. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net loss as reported is included in the table on the following page.

(2)Drilling Services Segment margin per day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, any loss on extinguishment of debt and any impairments. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net loss as reported is included in the table on the following page.
PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015

Combined margin	$18,775	$49,090	$22,663	$41,438	$111,840

General and administrative	(15,258)	(18,363)	(16,508)	(31,766)	(40,223)
Bad debt (expense) recovery	(112)	(394)	55	(57)	(713)
Gain (loss) on dispositions of property and equipment	(508)	4,377	600	92	3,244
Other income (expense)	718	486	(389)	329	(2,194)
Adjusted EBITDA(3)	3,615	35,196	6,421	10,036	71,954

Depreciation and amortization	(28,922)	(38,489)	(29,824)	(58,746)	(80,271)
Impairment charges	—	(71,329)	—	—	(77,319)
Interest expense	(6,375)	(5,245)	(6,254)	(12,629)	(10,700)
Loss on extinguishment of debt	(299)	—	—	(299)	—
Income tax benefit	1,990	2,586	1,958	3,948	7,036
Net loss as reported	$(29,991)	$(77,281)	$(27,699)	$(57,690)	$(89,300)

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	June 30,		March 31,
	2016	2015	2016

Net loss as reported	$(29,991)	$(77,281)	$(27,699)
Impairment charges	—	71,329	—
Loss on extinguishment of debt	299	—	—
Tax benefit related to adjustments	(108)	(27,115)	—
Valuation allowance adjustments on deferred tax assets	9,841	21,397	8,557
Adjusted net loss(4)	$(19,959)	$(11,670)	$(19,142)

Basic weighted average number of shares outstanding, as reported	64,781	64,342	64,576
Effect of dilutive securities	—	—	—
Diluted weighted average number of shares outstanding, as adjusted	64,781	64,342	64,576

Adjusted (diluted) EPS(5)	$(0.31)	$(0.18)	$(0.30)

Diluted EPS as reported	$(0.46)	$(1.20)	$(0.43)

(4)Adjusted net loss represents net loss as reported adjusted to exclude impairment charges, loss on extinguishment of debt, and the related tax benefit, net of valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(5)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015

Drilling Services Segment:
Routine and tubulars	$234	$3,053	$298	$532	$9,068
Discretionary	1,156	1,400	317	1,473	4,334
Fleet additions	2,394	27,699	1,313	3,707	48,281
	3,784	32,152	1,928	5,712	61,683
Production Services Segment:
Routine	2,154	2,364	2,450	4,604	6,891
Discretionary	103	824	765	868	4,079
Fleet additions	1,667	3,012	389	2,056	11,374
	3,924	6,200	3,604	7,528	22,344
Net cash used for purchases of property and equipment	7,708	38,352	5,532	13,240	84,027
Net effect of accruals	761	7,992	(39)	722	11,133
Total capital expenditures	$8,469	$46,344	$5,493	$13,962	$95,160

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information
As of July 28, 2016

Drilling Services Segment:

Electric drilling rigs (by horsepower rating):
1000 HP	2
1200 to 2000 HP	29
Total	31

Production Services Segment:

Well servicing rigs (by horsepower rating):
550 HP	114
600 HP	11
Total	125

Wireline units	125

Coiled tubing units	17